Exhibit 99.1

Owl Rock Capital Corporation Files Registration Statement on Form N-2

to Issue Registered Unsecured Debt

NEW YORK, NY – June 1, 2018 – Owl Rock Capital Corporation (“the Company”), a business development company with $5.5 billion of equity capital commitments from investors, today announced that it has filed a Registration Statement on Form N-2 related to a potential offering of unsecured notes, which, if declared effective by the Securities and Exchange Commission, will provide the Company with the ability to issue public, registered unsecured debt (the “Notes”). The Notes would be issued under an indenture and pursuant to an underwriting agreement, the terms of which have not yet been negotiated.

The Company also announced today that S&P Global Ratings assigned their BBB- issuer credit rating with a stable outlook to the Company on April 24, 2018, and Fitch Ratings assigned their long-term issuer default rating of BBB- to the Company on May 30, 2018, also with a stable outlook.

About Owl Rock

Owl Rock Capital Advisors (“Owl Rock”) is the external adviser for the Company. Owl Rock is a leading alternative asset manager with deep expertise in the credit markets. Owl Rock’s strength lies in the experience of its investment team and its ability to view the credit markets through multiple lenses.

Contact

Sard Verbinnen & Co

Margaret Popper/Brandon Messina

MPopper@sardverb.com/BMessina@sardverb.com

(212) 687-8080